UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2012

RIVERVIEW BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22957	91-1838969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 693-6650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment to the Current Report on Form 8-K (“Amendment No. 1”) is being filed by Riverview Bancorp, Inc. (the "Company") to amend the earnings release included as Exhibit 99.1 to the Current Report on Form 8-K originally furnished to the Securities and Exchange Commission on May 8, 2012 (“Original Filing”).  This Amendment No. 1 provides updated information with the respect to the disclosure provided in the Original Filing.

Item 2.02 Results of Operations and Financial Condition.

On May 25, 2012, the Company publicly disseminated a press release announcing revised financial results for the fourth quarter and year ended March 31, 2012.  For the fourth quarter ended March 31, 2012, the Company increased its provision for loan losses from $14.3 million to $17.5 million as a result of updated information on several loans. As a result of the increase in the provision for loan losses, the Company’s revised net loss for the fourth quarter ended March 31, 2012 was $16.0 million, or $0.71 per shares compared to $12.8 million net loss, or $0.57 per share previously reported for the period.  For the year ended March 31, 2012, the revised net loss was $31.7 million, or $1.42 per share, compared with a net loss of $28.5 million, or $1.28 per share previously reported.

A copy of the Company’s press release providing updated information with respect to the disclosure included in the Original Filing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

99.1News Release of Riverview Bancorp, Inc. dated May 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERVIEW BANCORP, INC.

Date: May 25, 2012	/s/ Kevin J. Lycklama
Kevin J. Lycklama
Chief Financial Officer (Principal Financial Officer)